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                                                                Exhibit 10.28


As of April 15, 1997


The Regents of the University of California
Business Research Partnerships
Box 951525, 1106 Ueberroth Building
University of California, Los Angeles
Los Angeles, California 90095-1525
Attention: Ms. Fredrica S. Reiter

     RE:  Progenics Pharmaceuticals, Inc.
          -------------------------------

Dear Ms. Reiter:

     As you may know, Progenics Pharmaceuticals, Inc. ("Progenics") and Bristol-Myers Squibb Company ("BMS") have entered into a sublicense agreement (the "Progenics/BMS Agreement") whereby Progenics has sublicensed BMS under the patent right for which Progenics has acquired a license from you pursuant to that license agreement dated June 25, 1996 between Progenics and you ("The Regents/Progenics License Agreement"). A copy of the Progenics/BMS Sublicense Agreement is enclosed.

     To facilitate the creation of the relationship between BMS and Progenics and to provide for certain terms of the relationship among BMS, Progenics and you, we ask that you agree with us to the following:

     1.  Sublicense.

         (a) The Regents acknowledges receipt of a copy of the Progenics/BMS Sublicense Agreement.

         (b) All upfront fees, milestone payments and royalty payments to be made by BMS to Progenics pursuant to Section 4 of the Progenics/BMS Sublicense Agreement shall be paid by Progenics to The Regents in satisfaction of Progenics's obligation to The Regents under The
Regents/Progenics License Agreement with respect to Sublicensing Income (as such term is defined in The Regents/Progenics License Agreement) received by Progenics from BMS thereunder.

         (c) Pursuant to Section 9.3 of The Regents/Progenics License Agreement, Progenics hereby notifies The Regents that BMS, a Sublicensee of Progenics, is not a small entity (as such term is defined by the United States Patent and Trademark Office) under the provisions of 35 U.S.C. Section 41(h).

     2. Representations and Warranties. The Regents represents and warrants that: (a) The Regents/Progenics License Agreement is in full force and effect and has not been modified or amended; and (b) to the best of The Regents' knowledge, neither The Regents nor Progenics is in default under, and neither party claims or has grounds upon which to claim the other party is in default under, The Regents/Progenics License Agreement.

     3. Termination of The Regents/Progenics License Agreement by The Regents. In furtherance of the provision contained in Section 3.4 of The Regents/Progenics License Agreement:

         (a) In the event that The Regents seeks to terminate The Regents/Progenics License Agreement pursuant to Section 6.4 or 12.1 thereof due to a default by Progenics, The Regents shall provide to BMS a simultaneous copy of any notice of termination given to Progenics.

         (b) Upon receipt of any such notice from The Regents by BMS, BMS shall have 45 days to determine whether to cure such default. In the



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The Regents of the University of California
As of April 15, 1997
Page 2

event that The Regents receives written notice from BMS during such 45-day period that BMS agrees to cure such default, then Progenics shall assign the Progenics/BMS Sublicense Agreement to The Regents, who shall succeed to all of the rights and obligations of Progenics under the Progenics/BMS Sublicense Agreement as if The Regents was a party thereto in lieu of Progenics, except that the duties of The Regents under the Progenics/BMS Sublicense Agreement will not be greater than the duties of The Regents under The Regents/Progenics License Agreement, and the rights of The Regents under the Progenics/BMS Sublicense Agreement will not be less than the rights of The Regents under The Regents/Progenics License Agreement. Commencing on the date of BMS's notice to The Regents, BMS shall have an additional 30 days within which to cure the prior default by Progenics. This shall be in lieu of
Section 3.4 of The Regents/Progenics License Agreement.

     4.  Amendments and Waivers by The Regents.

         (a) The Regents and PROGENICS hereby agree to amend Section 6.3 of The Regents/PROGENICS License Agreement to add the following provision:

         "The parties acknowledge and agree that the milestones contained in this Section 6.3 were established on the assumption that the milestones would apply to development of that certain Licensed Product composed of GM2 conjugated to KLH and combined with QS-21 (the "GMK Vaccine"). In the event that development of the GMK Vaccine is terminated due to safety or efficacy reasons, the parties agree that the milestones set forth in this Section 6.3 shall not apply and the parties will negotiate in good faith to establish new milestones."

         (b) The Regents hereby agrees to waive the requirements of Sections 9.2(b), (e) and (f) of The Regents/Progenics License Agreement with respect to reports from Progenics that pertain to work being performed by or with BMS.

         (c) The Regents and Progenics hereby agree to amend Section 10.1 of The Regents/Progenics License Agreement to provide that books and records need only be retained for three years from the date of the royalty payment to which they pertain, rather than five years.

         (d) The Regents and Progenics hereby agree to amend Section 14.1 of The Regents/Progenics License Agreement to provide that Progenics will have the right to dispose of Licensed Products for a period of one year, rather than six months.

         (e) The Regents and Progenics hereby agree to amend the notice provision set forth in Section 19 of The Regents/Progenics License Agreement so that all notices to Licensee thereunder shall be copied to BMS at the following address:

              Bristol-Myers Squibb Company
              P.O. Box 4000
              Route 206 & Province Line Road
              Princeton, New Jersey 08543-4000
              Attention:  Vice President and Senior Counsel,
                    Pharmaceutical Research Institute,
                    and Worldwide Franchise Management
                    and Strategic Business Development


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The Regents of the University of California
As of April 15, 1997
Page 3

or to such other address of which BMS shall notify the other parties in writing.

     5. Indemnification. BMS must indemnify, hold harmless and defend The Regents, its officers, employees, and agents, the inventors of the patents and patent applications in Regents' Patent Rights and their respective employers from and against any and all liability, claims, suites, losses, damages, costs, fees and expenses resulting from or arising out of exercise of the Progenics/BMS Sublicense Agreement. Capitalized terms used in this Section and not defined in this Agreement shall have the meanings ascribed to them in the Progenics/BMS Sublicense Agreement.

     If the terms set forth in this letter are acceptable to you, please sign the two enclosed copies of this letter and return them in the envelope provided.


Sincerely yours,


PROGENICS PHARMACEUTICALS, INC.             BRISTOL-MYERS SQUIBB COMPANY


By: /s/Paul J. Maddon                       By: /s/Charles Linzner
    ------------------------------              ------------------------
Name:  Paul J. Maddon, M.D., Ph.D.          Name:  Charles Linzner
Title: Chairman and Chief                         ----------------------
        Executive Officer
                                            Title: Vice President
                                                  ----------------------



AGREED TO AND ACCEPTED ON
June 9, 1997:
------

THE REGENTS OF THE UNIVERSITY
    OF CALIFORNIA


By: /s/Fredrica A. Reiter
    ---------------------
Name: Fredrica A. Reiter
      -------------------
Title: Technology Transfer Officer
       ---------------------------